EXHIBIT 99.1

LUNAI BIOWORKS: CEO LETTER TO SHAREHOLDERS

SACRAMENTO, Calif., June 17, 2026

Fellow Shareholders,

Over the past several months, Lunai Bioworks (NASDAQ: LNAI) has continued to execute its strategy of building a next-generation biotechnology company at the intersection of artificial intelligence, and national security and biology. I would like to update you on developments that have substantially strengthened our position and created multiple pathways for shareholder value creation.

A RARE STRATEGIC POSITION: THE NATIONAL SECURITY BIODEFENSE PLATFORM

In April 2026, we secured our first revenue-generating, multi-year defense collaboration through BioSymetrics to deploy our AI-enabled platform for chemical threat assessment. This contract represents not a research relationship but an active commercial engagement with the U.S. government.

Beyond that initial contract, we have established the Pathfinder Consortium—a national alliance of leading institutions including Harvard University, Brigham and Women’s Hospital (led by Dr. Calum MacRae), the University of Utah, Purdue University, and the University of Colorado. These partnerships reflect the scientific rigor and national security relevance of our approach.

Looking forward to the second half of 2026 we believe our Augusta platform which combines Contingent AI, large toxicity databases, and in vivo testing aligns with the priorities outlined in the 2027 Defense Authorization Bill published this month. It specifically calls for the nation “to develop a strategy to leverage artificial intelligence-enabled and high-throughput biological screening approaches in support of identifying and characterizing potential chemical neurotoxic threat agents”. This is precisely what we are doing under our current contract and further involves the capabilities we now have with the Pathfinder Consortium.

PRECISION NEUROLOGY: A COMPLEMENTARY GROWTH ENGINE

In parallel, Lunai continues to advance its precision neurology pipeline through our Augusta™ AI platform in Epilepsy, Parkinsons, and Alzheimer’s. We recently announced and are advancing collaborations including a partnership with BrainStorm Therapeutics supported by foundation funding, and we continue to benefit from NIH-supported research initiatives, including a Phase I/II STTR grant ($1.85 million awarded to BioSymetrics) for alcohol use disorder research. These partnerships represent external validation of our biology-first discovery approach.

Neurological diseases remain among the most challenging and costly medical conditions, affecting millions of patients worldwide. By combining large-scale patient datasets with advanced AI analytics and validated with in vivo testing, we are identifying therapeutic opportunities that conventional methods miss. This work represents a significant long-term value driver for Lunai, and one that is independent of our biodefense activities.

THE CONVERGENCE: AI, BIOTECHNOLOGY, AND THE FULL SPECTRUM OF BIOLOGICAL THREATS

The strategic importance of biodefense is increasingly recognized by governments, scientists, and technology leaders worldwide.

Recently, the chief executives of Anthropic, OpenAI, Google DeepMind, and Microsoft AI, alongside numerous leaders from biotechnology and national security organizations, signed a public letter supporting enhanced safeguards around synthetic DNA and nucleic acid synthesis technologies. The letter highlights a fundamental concern: advances in artificial intelligence are rapidly reducing barriers to the design and engineering of biological agents.

This is not theoretical. The risks are dual: engineered biological threats from state and non-state actors, and the accelerating risk of novel pandemics—whether natural or human-engineered. The line between public health preparedness and national security has blurred entirely. COVID demonstrated the global health and economic cost of a biological event. The prospect of deliberate bioweapon creation through synthetic biology represents an equally grave but far less recognized threat.

Governments are responding. The recognition that the next biological crisis—pandemic or weaponized—could originate from either natural evolution or deliberate engineering is driving substantial investment in detection, identification, and countermeasure development at speeds and scales previously reserved for kinetic warfare.

Lunai’s current biodefense activities focus on chemical threat assessment through our first revenue-generating defense contract and the Pathfinder Consortium. However, our AI-driven platform for threat identification, phenotypic screening, and countermeasure discovery is directly applicable across the full spectrum of biological threats—both pandemic and weaponized. We are actively exploring partnerships and opportunities to expand our biodefense capabilities into biological threat detection and countermeasure development. Given the government’s growing recognition of both pandemic and bioweapon risks, and our existing partnerships with leading scientific institutions and federal agencies, we believe we are well-positioned to participate in what will become a major national security and public health priority.

PROTECTING SHAREHOLDER VALUE: LITIGATION AS VALUE UNLOCK

As we continue to execute and announce meaningful milestones, we have observed trading activity that does not reflect the progress being achieved by Lunai.

In May 2026, we initiated legal action in the U.S. District Court for the District of Delaware against unidentified parties alleged to have engaged in naked short selling and related manipulative trading. The evidence was substantial: anomalous failing-to-deliver of 29.6 million shares (81.6% of all outstanding shares), with peak trading volumes on March 17, 2026, reaching 554 million shares—15.3 times all outstanding shares in a single day.

Critically, the Court found good cause for expedited discovery and established a prima facie basis for our claims. This rule permits us to obtain trading records from broker-dealers, custodians, and market participants to identify those responsible. We are now in the discovery process.

The purpose of this litigation is straightforward: identify the parties engaged in improper market activity, hold them accountable, and restore shareholder value that has been artificially suppressed. Litigation discovery will force disclosure of positions, trading records, and brokerage relationships that shorts depend on keeping hidden. As those identities emerge, regulatory scrutiny of the short positions themselves becomes inevitable—and expensive to maintain.

We intend to pursue this matter vigorously. In our view, protecting shareholder interests and pursuing accountability for market manipulation is not a distraction, it is a core responsibility of management.

LOOKING FORWARD

Lunai today is substantially different from the company it was a year ago. We have established the first revenue-generating defense contract, assembled a national network of world-class scientific and military partners, continued to validate our AI-driven approach in both biodefense and precision neurology, and initiated legal action to address market manipulation artificially suppressing our stock price.

The convergence of AI, biotechnology, and national security is creating a rare strategic opportunity. Through our biodefense platform and precision neurology pipeline, we are building a company positioned to address some of the largest and most important markets, backed by government partners and validated by leading scientific institutions.

As we move through the second half of 2026, our focus remains clear: advancing and expanding our biodefense platform, neurology programs, executing our litigation strategy, and continuing to validate our platform across both healthcare and national security applications. Now that the company has achieved compliance with the NASDAQ listing requirements we are positioned to build long term value for our shareholders.

I would like to thank you for your continued support.

Sincerely,

David Weinstein

Chief Executive Officer

Lunai Bioworks, Inc.